Widepoint Corporation
Conference Call to Discuss Acquisition of Avalon Global Solutions
January 5, 2012

Operator:                  Good day, ladies and gentlemen, and thank you for standing by.  Welcome to the WidePoint Corporation conference call to discuss acquisition of Avalon Global.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for your questions.  If you have a question, please press the star followed by the one on your touch-tone phone.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment it will be necessary for you to lift your handset before making your selection.  This conference is being recorded today, Thursday, January 5th of 2012, and I’d now like to turn the conference over to Mr. Brett Maas of Hayden IR.  Please go ahead.

Brett Maas:                  Thank you, Operator.  Good morning to all participants in today’s conference call.  With me today are Widepoint’s Chairman and CEO, Steve Komar, and Chief Financial Officer Jim McCubbin.  I will begin by reminding you this conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements and report and other periodic reports filed with the Securities and Exchange Commission.  All statements other than statements of historical fact that address the company’s expectations for the future with respect to financial performance of operating strategy can be identified as forward-looking statements.  These statements are based upon the current beliefs and expectations of the Company’s Management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  Those forward-looking statements involve certain risks and uncertainties subject to change based on various factors, many of which are beyond the Company’s control.  We caution investors that these forward-looking statements speak only as of today and at this date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change to the Company’s expectations or any change of events, conditions or circumstances on which our statements are based.

With that out of the way, I’d like to turn the call over to Widepoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steve Komar:                Thank you, Brett, and good day to everyone who has joined us this morning.  As always we appreciate your continuing interest in the outlook for and future directions of WidePoint.  We’re delighted to have the opportunity to conduct this special investor call today, the purpose of which is to advise you of the specifics of our recently-consummated acquisition of the businesses of privately-held Avalon Global Solutions Inc., which we announced subsequent to the market close yesterday.

To set the stage, during the past year we’ve talked to you about the importance of our commitment to WidePoint’s strategic priorities, such as, number one, the focus on our cyber-security and mobile telecommunications business segments.  Number two, our desire to expand our footprint and broaden our capabilities within these two segments, potentially via acquisition.  Number three, diversification of our revenue streams to reduce our reliance upon and exposure to government sector business trends which we cannot control.  And four, working to prospectively increase our higher-end gross margin businesses and of course our future profitability performance.

And with that as background, today I am very pleased to be able to share with you the details of a significant step forward in direct support of these critical goals.  Avalon Global Solutions is an industry recognized leading provider of business process outsourcing solutions and telecommunications lifecycle management services, both wireline and wireless, primarily to the commercial market sector, and has been recognized as such by its inclusion in Gartner Group’s Magic Quadrant of companies.  Avalon’s 70-plus clients consist of small businesses, middle-market companies and Fortune 1000 multinationals.  Featuring a geographically diverse national presence and a proprietary product suite, Avalon is extremely well positioned to continue its current growth trajectory.  Supplementing this is a strong sales and business development culture, dedicated sales resource infrastructure and a globally diversified network of proven channel partners; and of equal importance to market expansion, existing national partners and relationships and product that includes multilingual and multi-currency capabilities.  And finally, the Avalon management team, consisting of seasoned industry leaders and influencers, all of whom have committed to remain and help build our expanded initiatives in this marketplace.

As indicated in our press release, the non-diluted purchase price of $11.5 million consists of $7.5 million in cash at closing plus notes payable over a two-plus year period.  It’s important to mention that up to $3 million of the purchase price is tied to the future growth projections of the acquired business.  Jim will take you through more of the specifics of this transaction in his prepared remarks.

But before I pass the baton, I’d like to take a minute to tell you why we are all so very excited about the opportunity presented by this acquisition and a great deal of that is due to the heavily complementary nature of the combination of the companies.  First, and perhaps foremost, the merging of our respective customer bases and market presence vaults us into the top tier of industry providers, with a leading government business base in the TEM industry, growing business process outsourcing solutions and the existing framework for international expansion.  Second, it positions us with a broad and unique array of services capabilities to meet the needs of both government and commercial markets, to provide best-of-breed automated yet customized wireless and/or wireline product services and options, and being ready with integrated solutions to meet the emerging needs of mobile device management, mobile security management and other business process outsourcing demands of the marketplace.  Third, not only is it a combination of two profitable industry providers rather than some less attractive roll-ups, which we often see occurring in this market, but where redundancy exists it either works in the growth interests of the company, such as data center disaster recovery, availability of research and development dollars to ensure state-of-the-art products, or load balancing and cross-training call center workload and staff, while at the other end of the spectrum allowing for best practices optimization of support services and staff.

We are very confident that we have taken a significant step to strengthen our outlook and our opportunity to grow and expand the boundaries of our business, even while preparing ourselves for the rapidly emerging demand to cross-sell our digital certificate based mobile security capabilities across our expanding customer base and markets.  I’d like to conclude by strongly reaffirming our earlier stated belief that WidePoint is positioned for an exceptional performance year in 2012, and that the addition of Avalon supplements and raises our expectations for what we can achieve in this new calendar year.

And with that, I’d like to have Jim discuss some additional specifics regarding the acquisition transaction and the related financial structures that are putting in place.  Following that, we’ll open the phones to your questions and comments.  Jim, the floor is yours.

Jim McCubbin:            Ladies and gentlemen, I want to thank you for joining us on our call today.  As Steve has already mentioned, we are quite excited about this transaction and the multiplier effect we believe it will have on our business looking forward to 2012 and on.

Today I want to briefly go over with you what we believe are the financial implications for 2012 and beyond, and how we have structured the financing to optimize shareholder value while supporting our initiatives to continue to build our business model.  We believe the AGS transaction will provide revenues of minimally $10 to $12 million in 2012, provide commercial growth rates of at least 20%, with margins from their commercial customer base being in the 50 to 60% range.  We believe that the combination will yield financial economies of scale in our R&D efforts, sales and marketing efforts, call center capabilities, including the full introduction of 24-7 support, multi-currency and multilingual capabilities and security offerings that should both improve our cost structures and our integration and security features, clearly differentiating us from our competitors while we build out a service suite addressing the needs of the—the marketplace’s desired needs tomorrow to today.

Specifically in regards to sales and marketing capabilities, we believe we’ll provide past performance and additional assurance to a greater customer base through the greater utilization of our mutual sales and partner channels that should allow us to demonstrate to multinationals and others how we have successfully achieved results with large, dynamic and diverse federal agencies and how those successes can be transferred to those present and future clients in the commercial arena.

In looking at how we optimized the financing for this transaction, let me tell you how pleased we were to work with Cardinal Financial Bank.  Over the past six months we have worked with the outstanding people at AGS and Cardinal to put into place a credit facility of $12 million, of which we have utilized $4 million of that facility at 4.5% over five years to help fund the initial purchase price for the assets of the company, AGS, along with some of our current cash reserves we had built over the past year.  We also increased our line of credit in the event we need to augment any financing needs of our growth from $5 million to $8 million with Cardinal Financial, with an interest rate floor of 3.75 percent, an initial financial plan that we believe will allow us to fund our business at value-based rates while creating the ability for us to fund expansive growth.

This initial financing also allows us the flexibility to look at other creative and strategic transactions if so necessary.  The transaction price if all performance targets are met for this transaction will be $11.5 million.  They have received $7.5 million in cash at closing, which was on December 31st, 2011, and will receive $1 million in a note earning interest at 3% over the next 3 1/3 years, and we’ll be entitled to earn up to an additional $3 million through a note we have put into place, again at 3%, so long as they hit minimum targets related to adjusted gross income in 2012 and 2013.

We believe, given this arrangement, that this transaction will be accretive in 2012, and depending upon the non-cash purchase accounting, could be immediately accretive in the first quarter of 2012.  We believe that this transaction could minimally add $1 to $2 million plus in cash earnings contribution in 2012, not looking at synergies and cost benefits we believe can be achieved while still augmenting investments into new technologies and the core strengthening of our overall infrastructure.  We believe this transaction financially is clearly a win-win for both organizations and our shareholders.  The use of debt given the current interest rate climate has clearly worked to our benefit, especially given that we had no predominant debt prior to this transaction, and this transaction does not overly indebt our financial balance sheet.  Our combined earning streams in 2012 should, in fact, improve quarter to quarter.

With that overview completed and until questions, let me hand this back to Steve for any final remarks.

Steve Komar:                Thank you, Jim, excellent.  Actually, I think at this point I don’t think final remarks are needed.  So I think it’s probably more appropriate for us to open the lines quickly to field any of your comments and questions.  Operator, if you could help us out?

Operator:                      Absolutely.  Ladies and gentlemen, we will begin the question and answer session at this time.  If you would like to ask a question, please press the star followed by the one on your touch-tone phone.  If you would like to withdraw your question please press the star followed by the two, and if you are using speaker equipment you will need to lift the handset before making your selection.

Our first question comes from the line of Mike Malouf with Craig-Hallum.  Please go ahead.

Mike Malouf:               Great.  Thanks a lot, guys, and let me send my congratulations on what sounds like a really transformational acquisition, especially given the expansion that you guys are going to have into the corporate side.  That’s very impressive and certainly the price is very attractive given, I guess, what some of the others are paying for.  I just saw the profit (inaudible) at almost double what you guys paid, so way to go.

I do have a couple of questions that maybe you can help me with, particularly around the wireless.  Now you know, you’d always had some pass-through revenue, so if we took that pass-through revenue out, can you give us a sense of maybe the range of revenues that we’re going to see in this line of business in, say, 2012?  I know you haven’t done guidance yet, but just sort of some help there would be great.  Thanks.

Steve Komar:                Thanks, Michael, appreciate that.  Appreciate the kind comments, and yes, I think that we’re in a position that we can share at least some rough numbers with you, and I would ask Jim to do that with you.

Jim McCubbin:             Hey Mike, thank you for the compliment.  We’re pleased with the transaction as well, as you can imagine.  In answering your question, one, we really don’t have pass-through revenues.  But what we do do is we have bands of minutes and we have lower margins associated with some revenue streams.  So I’m going to give you a field and pull those, lower margins, related to those bands of minutes programs that we provide out.  And in doing that for 2012, looking at this acquisition, looking at what we’re looking forward to in 2012, we would have to say we’re looking for over $20 million related to just mobile, or wireless, telecom expenses for the services that I think you’re addressing.  Depending on some large wins that we’re both mutually working on, that number could be higher.  So, you know, we’re very pleased with seeing that dynamic and how that will affect and change us in 2012 and ‘13 and beyond.  Given that also I would like to put on a note that the other parts of our business, in cyber and in some of our consulting ranges, also have similar margin streams, so, as you put it, transformationally, in 2012 and 2013 we do see our margins changing, and in fact the positioning of how the company is portrayed will be changing because of those dynamic events.

Mike Malouf:                Great, that’s helpful.  It sounds like this acquisition almost doubles the size of the business when you take out the, I guess—

Jim McCubbin:             That’s just wireless.  Right.

Mike Malouf:                Yes, right.  Just the—

Steve Komar:                Yes, Michael, I think we could make a footnote case for the fact that if we look at the high margin pieces of cyber security that $20 million number can go easily go up to the 30 area, and perhaps a little bit beyond.

Jim McCubbin:            And then when you add consulting that number jumps up where those margins would then be in the 30 to 50% range.  But they jump up there too.  So you can clearly see how our overall margin distribution is going to change.

Mike Malouf:                Sure, yes.  No, that totally makes sense.  And then, maybe you could help us as well.  If I take a look at that $20 million for 2012, you know, what kind of growth rate is that growing at?  If I just looked at, again, the mobile side, what kind of growth rate when you sort of look at it over the next year or two, do you expect out of that area?  Thanks.

Jim McCubbin:            You know that’s quite interesting.  If I just look historically on the commercial side, you know, we would anticipate or expect at least 20% growth there.  With an outlier that we believe with our synergies that that commercial business could dramatically grow at even higher rates.  It may take us a quarter or two to really ramp up the channels and put some of these new factors into place, but we are looking at numbers in that area.  In the government side, you know, 2011 has been an aberration.  We did see at the end of 2011, very end, us adding some additional clients and in September adding some additional clients, so we’re going to see that push in 2012 as well.  And there’s several initiatives, so I’m—we’re expecting double-digit growth in 2012, when we look back at 2012 and 2013 to really be set at a standard of 20% or higher.

Mike Malouf:                Okay, that’s great.  And then just one final question.  On the margin side, you know the—as Steve had said on the $10 million that’s existing on the mobile side that isn’t on the—that doesn’t have billing minutes tied to it, are the margins on that $10 million around the same as the $10-12 million for AGS?

Jim McCubbin:            Yes, they are very similar margins and very similar margin—cost structures.  In fact if anything, with this combination coming together we actually may, by the end of 2012, have a better set of products and offerings than are currently available and our cost structures may actually improve.  That’s one of the reasons for the last six months that we’ve worked so closely with, you know, the experts over at AGS and over here at WidePoint, in making sure that we systematically look at this so we can understand how we could quickly move into this space, augment this space, and at the same time have some cross-sell capabilities as well as demonstrate past performance across the board.  Because we are going to channels, we are going to multinationals, to further demonstrate what we’ve done within the federal government for some very, very complex agencies, as well as what we’re working on with those same agencies in relation to security efforts, which we believe can offer additional sales offerings and differentiation to that client base.  Because that client base is going to need to address those issues as smartphones, devices, tablets really come on line.  And we feel very good about what we’ve been developing and will develop in 2012 to systematically showcase.

Mike Malouf:                Great.  Thanks a lot, and congratulations on a great acquisition.  Thanks.

Steve Komar:                Thank you, Michael.

Operator:                      Thank you.  And our next question comes from the line of Mark Jordan with Noble Financial.  Please go ahead.

Mark Jordan:               Yes, good morning gentlemen and congratulations on the acquisition.  Question a little bit on strategy here.  Clearly this is a major expansion in the telecom space.  As you say there’s also significant cross-sell capabilities with the cyber—with the security operations that you have.  Given the fact that, you know, all corporations have limited resources over time, does this major commitment here signal that you’re moving structurally in a direction of growing these two segments, telecom and cyber, and viewing the consulting as an area that you would, say, milk versus invest heavily in?

Steve Komar:                Mark, I think you’re right on with that comment.  I mean, we have tried to stress our focus if you will on these two segments as areas for not only growth but the most attractive return to us, and that’s where the bulk of our available resources will be focused.  That’s not to say that consulting is not something that is not an attractive add-on or supplement to some of these services.  We’ve found ways to integrate the services capabilities and we’ll continue to do so, but in terms of, call it substantial growth or acquisition focus the consulting part most likely will not be that.  Our focus is clearly on cyber and on telecommunications.  Yes.

Mark Jordan:               Your legacy business has been heavily skewed towards, you know, TSA and BHS; the acquisition much more commercial.  Can you give us a sense of the 70 commercial customers, a sense of location, relative size, how diversified a base is it, and a sense of how rapidly that has grown over the last two to three years?

Jim McCubbin:            Mark, this is Jim.  By the way, happy new year, thanks for dialing in.  As it goes to kind of some of the more key customers that have come along in these 70-plus companies, we do have some really marquis customers that we’re very proud of.  One is, of course, Southwest Airlines, Avon, Volvo, Western Digital, some health care and health care vertical that we’re developing in Providence, Blue Cross/Blue Shield, as well as a major fast food company, an insurance company, as well as others.  Sybase as well, which is now part of SAP.  Some of these customers are international, which will be a great performance platform for us to showcase past performance, as well, to others.  So that’s the profile of the bigger tier.

AGS really came about by the combination of two or three companies over the last two or three years, and they have been very successful at winning some marquis customers away from top tier competitors, actually, over the past year.  So with that, I mean, they were really at a transformational point in their evolution this year, as they were putting everything together and cleaning up what they needed to do to position themselves to go forward.  It was almost just luck that we both came together in a common vision on how we could augment each other, because they also brought us the only government client that we didn’t have, on the wireless side, with ATF, which is Alcohol, Tobacco and Firearms, which further bolstered our federal positioning as well.

So, I mean, we’re very pleased with the customer base, as it goes to diversity.  You know, they’re quite diverse all over the country, but what’s more important is our channel partners that they’ve introduced to our channel partners, really are very well developed.  They have a lot of different industry breadth, there’s a lot of geographic diversity, there’s a lot of channel diversity.  So they’re early enough in penetration across the board that we have a lot of growth potential in all of these different channels and because of all the diversity.  And that’s not even addressing some of the international partners that they brought to the table that we’re going to expand as we mix them with our international partners, which really helps us in providing a platform that can showcase multinational currencies and lingual support in really kind of going cross border.  With that we also have been able to bolster our MDM with deals with MobileIron as well as what you’ve seen with mobile security.

So it’s just, here’s the profile of the customers, the growth, and what really is in place that we believe that together we can further utilize to support the growth levels that we’re targeting, and really still provide for upside from there.

Mark Jordan:               Also a related question, could you discuss the difference in terms of marketing to the commercial sector versus your historical exposure to the government?  I mean, that’s been more of a RFP, you know, long cycle.  What’s the marketing cycle and structure for the commercial side that AGS faces?

Steve Komar:                That’s a very fair question, Mark, and I think, you know, from our perspective, we take comfort in the fact that we have been very successful—we being old WidePoint if you will—have been very successful in penetrating the government sector, but as a result of that we also acknowledge and recognize that it is a completely different cultural approach and different sell cycle and different process associated with government penetration versus that of penetrating the commercial market sector.  And one of the attractive things to us about Avalon, one of several, was their existing built-in infrastructure in terms of their approach, which is also RFP based, but a very, very different dynamic, versus what one goes through in the government sector with sell cycles of a year, a year and a half, versus the commercial side being a high volume RFP-based pass-through with quick decision process and quick implementation.  And I think the existing infrastructure at Avalon reflects very well on their capability to keep building that business.  It’s a very disciplined sales structure, much like you’d see in major commercial sales organizations.  So we’re going to learn from that.

Mark Jordan:               Okay, thank you very much.

Steve Komar:                Thank you, Mark.  Appreciated.

Operator:                        Thank you.  And our next question comes from the line of Steve Shaw with Sidoti and Company.  Please go ahead.

Steve Shaw:                   Hi guys.  I think you mentioned things like economies of scale and cross-selling opportunities.  Can you provide a little color on what might happen with SG&A, whether it’s how many employees Avalon has, if you’re keeping them all or what’s happening with their location?

Steve Komar:                Sure, Steve, pleasure.  Nice to talk to you again.  Yes, I mean let me approach it this way.  I think any time one enters into a transaction like this, there’s always an assumption that there are some optimization strategies out there that can work.  But I think the easy answer to us is that we view this as a combination of companies that are bringing positive values to the table, and some very, very complementary—not to repeat myself, but complementary capabilities.  So our going in assumption is, in the simplest terms, do no damage.  We have hired all the employees of the company, we have managed to convince the senior management of that company to come with us and to share in the bigger dream and vision.  And yes, you know, some day down the road we may find the ability to optimize some of the SG&A and we’ll obviously take advantage of that.  But candidly, the purpose of this was not to come in to rape and pillage and burn.  So we will assess very carefully before we take any steps involved in any cost reduction strategies.  That’s not to say we won’t look at them, Steve, but the more important priority today is clearly to build the revenue-building size of the business.

And Jim, if you want to comment.

Jim McCubbin:                Steve, on the economies of scale what’s more important to us is cost of sales and product capabilities, to drive revenues, differentiate revenues in those areas.  So initially our focus will be on the R&D platform that we have together, how we can drive economies of scale from that, as well as we have separate help desk, we can go to and improve on the cost structures associated with help desk, offering 24-7 where we’ve had that and they did not, and combining those opportunities this year.  We—it’s much more important for us to really focus on cost of sales and becoming the most cost-effective provider out there with the highest quality solutions, with our integration and security offerings.  That’s it.  G&A, you know, they don’t represent that much of the overall company structures.  Okay?

Steve Shaw:                   Right.  And then do you guys have a breakdown between domestic and international sales for Avalon?

Jim McCubbin:             We do not at this time.

Steve Shaw:                   Okay.  All right, thanks guys.

Steve Komar:                Thanks, Steve.

Operator:                      Thank you.  And once again, ladies and gentlemen, if you would like to ask a question please press the star followed by the one on your touch-tone phone.  If you’re using speaker equipment you will need to lift the handset before making your selection.

Our next question comes from the line of Sam Donaldson, private investor.  Please go ahead.

Sam Donaldson:           Gentlemen, those of us who’ve never lost faith in this company, because we’ve never lost faith in you, the management, I think must feel that that’s been revalidated today by this announcement.  Certainly I feel that way.  And then we’re not alone, because no bank like Cardinal extends a (inaudible) million line of credit to a small company unless it feels it’s on the upswing.  So congratulations.

Steve Komar:                Thank you so much, Sam.  We really appreciate that, and as we move forward we hope we’ll be able to validate your trust in us and perhaps come up with another special investor call in the course of 2012.

Stan Donaldson:           Well, that’s terrific.  And now, having said all that, I’d like just to touch on this cloud of gloom that was over us this year called the federal and state government.  Now you’ve touched on it some, but for the purpose of my question, I would like you to adopt what I’m about to say as being what would happen.  And I fervently hope that I’m wrong.  And that is that Capitol Hill will not move but the two parties will continue to be at each other’s throats, my way or the highway, and in many ways which are no (ph) nothing, be an obstacle to just general recovery in our company—in our country.  And the problems we’ve experienced this past year on contracts and payments on the contracts and people at the federal level unwilling to move forward because of this uncertainty.  If you adopt that view, to what extent in the short run, because I really appreciate the fact that you’ve worked hard, this is another example of extending the company’s reach beyond government, in the short run, meaning this year, how would that affect the bottom line that you now feel might be optimistic?  But if my gloomy view is correct, how does it affect it?

Steve Komar:                Well you know, I’ll tell you what, Sam.  Since I’m not going to make this mistake twice, I’m going to let Jim comment.  I’m still bleeding from my comments of a year ago.

Jim McCubbin:             Hooray, put me up and shoot me!  Hey Sam, happy new year by the way, and thank you for joining the call.  2011 was a big disappointment for us all.  It was a very difficult environment and we ended up having to do a lot of work for 2012 and redressing those issues that you brought up in 2011.  We’ve done a lot of positioning in 2011 so we could launch a very successful, positive 2012 where we wouldn’t be as impacted by some of the issues and problems facing this government that we’re living under right now.  With that said, we have taken certain moves to redress that.  One is a lot of the cyber security work that we’re doing is now really outside of that budget domain structure and has been pushed out to the contractor base.  And we’re very excited about what we expect to witness in the first quarter.  Also, the state, local and municipalities all being search of cost savings in monies, we have witnessed a continued upcheck in business and business activity there, and in fact at the end of December we have won the work of another state that I can’t really go into at this point, for those cost savings within wireless, that hopefully we get approval to address later in January or February.  As well as we’ve also added another small federal agency, because of the cost savings again, and we’ve added our first—what appears to be our first government integrator looking for cost savings, in which case that’s a completely fresh channel which we think we can really lever.  So I think we’ve done everything we can to mitigate the impact of 2012 or what we may see in 2012 by taking these actions in 2011.  We can’t guarantee anything, but that’s what we think we’ve done, so we can show growth clearly in 2012 over 2011, both top line and bottom line.

Sam Donaldson:         Well yes, I understand you’ve taken these actions that would mitigate it.  By the way, you’re very adept at answering the question.  You should run for public office, Jim.  (Inaudible) for fifty years of people how to answer questions.  But I’ve got to pin you down if I can.  Are you saying then that even if it is the same type of year this year from the standpoint of the ability to work with and therefore gain revenue from the federal and statement governments, even so you still think we would have a plus year and the growth from these other sectors that you’ve talked about would be comfortable so that the company would be moving ahead?

Jim McCubbin:            Sam, I wish I could give you a Ronald Reagan answer, but I’m just going to go to the shortcut of it.  I believe yes, we will in fact have improvements, given the current environment, in 2012 over 2011.

Sam Donaldson:           Thank you.  And gentlemen again, congratulations and look forward to this year.  Bye-bye.

Steve Komar:                Thank you, Sam.

Operator:                      Thank you.  And our next question comes from the line of Chris Sigala with B. Riley and Company.  Please go ahead.

Chris Sigala:                Yes, hi guys, thank a lot for taking the question.  Just following up, Jim, you made a comment earlier relating to MDM services saying that the acquisition bolsters your existing services.  Just curious if you can add a little more color.  You know, does this imply that you guys are currently providing MDM services in the government sector?  And I guess just in general, how important is having this capability bundled to the TEM service when going out and trying to win the customers?  Thanks.

Jim McCubbin:            Hey, happy new year, by the way, as well.  I can tell you this.  We’ve just started going down the path of MDM.  For everybody out there that doesn’t know what MDM is, it’s really mobile device management, which is really controlling things that are placed on your devices, especially if you work for a company.  We believe there is a place for that, we’ve seen some recent activity at the federal level.  In working with the HES people we’ve seen a token of that.  We currently do have relationships with MobileIron, Cyberlink and some others who we have experience working with in doing that.  We don’t believe MDM is really the huge differentiator or price driver, and what we’re looking at, we’re looking at more of a focus on mobile security management or MSM, because we believe to our client base as well as multinationals, really putting in physical and logical access and access control into those devices as they get smarter are actually more of a concern.  And we already have expertise there and we’re building and working on additional functionality there.

That’s one of the reasons we want a partner on the MDM side, because there are clearly two or three in that space that work with—you know, TEM players.  Remember, what we’re trying to build isn’t really a TEM organization; we’re building a company to address communications and the convergence of communications data or any other kind of communications and cyber security, because of how important it will be in the wireless world of tomorrow, today.  And—but that’s what we’re doing with MDM, and we want to make sure that we do have a place for it.  As it goes to what some companies have classified as MDM is really just asset management.  We clearly have two very, very good platforms already in place that have been successfully demonstrated at both multinationals as well as large, diverse federal agencies.

Chris Sigala:                All right, that was all for me.  Thanks a lot guys, and good luck.

Steve Komar:                Thank you, Steve, appreciate it.

Operator:                       And gentlemen, I show no further questions in queue at this time.  Please continue.

Steve Komar:                Well in that case I think I’d just like to close by thanking everyone for their time and attention, and your interest in WidePoint.  Believe me, we appreciate your continued commitment to us and we look forward to talking to you again at our next conference call.  Until then, thank you and have a great afternoon.

Operator:                      Ladies and gentlemen, that concludes our call for today.  Thank you very much for your participation.  You may now disconnect.